News Release

SPRINT REPORTS FISCAL YEAR 2019 FIRST QUARTER RESULTS

•	Wireless service revenue of $5.3 billion

◦	Postpaid wireless service revenue of $4.2 billion grew year-over-year

◦	Postpaid average revenue per account (ARPA) of $124.89 stabilized year-over-year

•	Net loss of $111 million, operating income of $455 million, and adjusted EBITDA* of $3 billion

•	Postpaid net additions of 134,000

◦	Data device net additions of 262,000 were partially offset by phone net losses of 128,000

◦	Average postpaid accounts were stable year-over-year

•	Continued momentum on Next-Gen Network deployment

◦	True Mobile 5G network launched in parts of five major metro areas with more to come

◦	Network investments of $1.2 billion grew year-over-year for the fourth consecutive quarter

•	Further progress on digitalization initiatives

◦	Postpaid gross additions in digital channels increased approximately 50 percent year-over-year

OVERLAND PARK, Kan. - Aug. 2, 2019 - Sprint Corporation (NYSE: S) today reported results for the fiscal year 2019 first quarter, including year-over-year growth in postpaid wireless service revenue and postpaid net additions. The company also reported a net loss of $111 million, operating income of $455 million, and adjusted EBITDA* of $3 billion.

“While we delivered good results in the first quarter relative to expectations, the business still faces several structural headwinds and I remain convinced the merger with T-Mobile is the best outcome for our customers, employees, industry and all stakeholders,” said Sprint CEO Michel Combes. “With the recent clearance of our merger by the Department of Justice, and the anticipated approval from the FCC, we are moving one step closer to building one of the world’s most advanced 5G networks and providing American consumers a better network and overall experience at New T-Mobile.”

Stable Wireless Service Revenue
Sprint has focused on growing revenue per customer account by selling additional devices and value-added services, including promoting its feature-rich Unlimited Plus and Unlimited Premium rate plans. This strategy delivered year-over-year growth in postpaid wireless service revenue and postpaid net additions of 134,000, driven by growth in data devices and partially offset by postpaid phone customer losses. The company also reported a stabilization of postpaid ARPA and average postpaid accounts.

Total wireless service revenue of $5.3 billion declined 3 percent year-over-year, largely because of the continued amortization of prepaid contract balances as a result of adopting the new revenue standard last year. Excluding this non-operational impact, total wireless service revenue would have been relatively flat year-over-year.

News Release

The company also reported the following financial results.

Network Investments Continued as Sprint Launches True Mobile 5G Network
Sprint’s quarterly network investments, or cash capital expenditures excluding leased devices, of $1.2 billion grew year-over-year for the fourth consecutive quarter as the company made continued progress on executing its Next-Gen Network plan. Sprint nearly doubled the number of Massive MIMO radios on-air during the quarter and currently has about 3,000 units deployed.

Massive MIMO is a breakthrough technology that improves network capacity and is at the foundation of Sprint’s True Mobile 5G network. The company is using 64T64R (64 transmitters 64 receivers) Massive MIMO radios that support a feature called split-mode, which enables Sprint to simultaneously deliver LTE and 5G New Radio (NR) service.

True Mobile 5G from Sprint is available in areas of Atlanta, Chicago, Dallas-Fort Worth, Houston and Kansas City, and the company expects to launch service in areas of Los Angeles, New York City, Phoenix and Washington, D.C., in the coming weeks. Once all nine metro areas are launched, Sprint’s mobile 5G network will cover approximately 2,100 square miles and 11 million people, giving Sprint the largest initial 5G coverage footprint in the U.S. The company is offering 5G capable smartphones from LG and Samsung, along with a hotspot device from HTC.

As Sprint launches True Mobile 5G, the company continues to believe that a merger with T-Mobile is critical to accelerate the deployment of a ubiquitous, nationwide 5G network - one that includes coverage in rural locations. The combined company is expected to have the resources and technology to build a 5G network that fuels innovation across every industry, dramatically increasing competition, unleashing new economic growth, and creating thousands of jobs and billions of dollars in U.S. economic value. Together, the combined company is expected to lead the world in next-generation technology services and applications, bringing 5G service to nearly all Americans.

Building a Digital Disruptor
Sprint continued to leverage digital capabilities to transform the way it engages with customers.

•	Postpaid gross additions in digital channels increased approximately 50 percent year-over-year.

•	Approximately 30 percent of all Sprint customer care chats are now performed by virtual agents using artificial intelligence.

•	The company launched voice-to-digital tools that allow customers calling with specific issues to use a digital self-service option.

•	Web conversions improved and orders from digital media more than doubled year-over-year.

Additional Information

•	Additional information about results, including a message from management, is available on our Investor Relations website at www.sprint.com/investors.

Contact Information

•	Media contact: Lisa Belot, Media.Relations@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/19	3/31/19	6/30/18
Net additions (losses) (in thousands)
Postpaid (a)	134	169	123
Postpaid phone	(128)	(189)	87
Prepaid (a)	(169)	(30)	3
Wholesale and affiliate	(140)	(147)	(69)
Total wireless net (losses) additions	(175)	(8)	57

End of period connections (in thousands)
Postpaid (a) (b) (c) (d)	33,075	32,774	32,187
Postpaid phone (b) (c)	26,470	26,598	26,847
Prepaid (a) (b) (c)	8,647	8,816	9,033
Wholesale and affiliate (c) (d) (e)	12,590	12,897	13,347
Total end of period connections	54,312	54,487	54,567

Churn
Postpaid	1.74%	1.81%	1.63%
Postpaid phone	1.78%	1.82%	1.55%
Prepaid	4.23%	4.37%	4.17%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	3,453	3,121	2,429
Wholesale and affiliate	9,968	10,384	10,963
Total	13,421	13,505	13,392

ARPU (f)
Postpaid	$42.57	$43.25	$43.55
Postpaid phone	$49.87	$50.18	$49.57
Prepaid	$32.15	$33.67	$36.27

ARPA (g)
Average postpaid accounts (in thousands)	11,208	11,184	11,176
Postpaid ARPA	$124.89	$126.12	$124.93

(a)During the three-month period ended June 30, 2019, net subscriber additions and end of period subscribers under the non-Sprint branded postpaid plan offering were 116,000 and 670,000, respectively, and are included in total retail postpaid subscribers above.
(b)During the three-month period ended June 30, 2018, we ceased selling devices in our installment billing program under one of our brands and as a result, 45,000 subscribers were migrated back to prepaid from postpaid.
(c) As a result of our affiliate agreement with Shentel, certain subscribers have been transferred from postpaid and prepaid to affiliates. During the three-month period ended June 30, 2018, 10,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates.
(d)During the three-month period ended June 30, 2019, one of our postpaid customers purchased a wholesale MVNO and as a result, 167,000 subscribers were transferred from the wholesale to postpaid subscriber base.
(e)On April 1, 2018, approximately 115,000 wholesale subscribers were removed from the subscriber base with no impact to revenue.
(f)ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(g)ARPA is calculated by dividing postpaid service revenue by the sum of the monthly average number of retail postpaid accounts.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Postpaid activations (in thousands)	3,475	3,730	3,473
Postpaid activations financed	79%	79%	83%
Postpaid activations - operating leases	59%	58%	70%

Installment plans
Installment sales financed	$417	$368	$213
Installment billings	$209	$219	$325
Installment receivables, net	$1,024	$926	$983

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,359	$1,359	$1,212
Depreciation - equipment rentals	$1,029	$1,084	$1,136

Leased device additions
Cash paid for capital expenditures - leased devices	$1,516	$1,702	$1,817

Leased devices
Leased devices in property, plant and equipment, net	$6,424	$6,612	$6,213

Leased device units
Leased devices in property, plant and equipment (units in thousands)	15,762	15,889	15,169

Leased device and receivables financings net proceeds
Proceeds	$1,120	$1,783	$1,356
Repayments	(890)	(2,500)	(1,070)
Net proceeds (repayments) of financings related to devices and receivables	$230	$(717)	$286

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Net operating revenues
Service revenue	$5,563	$5,656	$5,740
Equipment sales	1,220	1,426	1,173
Equipment rentals	1,359	1,359	1,212
Total net operating revenues	8,142	8,441	8,125
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,710	1,645	1,677
Cost of equipment sales	1,341	1,561	1,270
Cost of equipment rentals (exclusive of depreciation below)	225	186	124
Selling, general and administrative	1,907	2,043	1,867
Depreciation - network and other	1,120	1,113	1,023
Depreciation - equipment rentals	1,029	1,084	1,136
Amortization	118	133	171
Goodwill impairment (1)	—	2,000	—
Other, net	237	350	42
Total net operating expenses	7,687	10,115	7,310
Operating income (loss)	455	(1,674)	815
Interest expense	(619)	(629)	(637)
Other income, net	28	34	42
(Loss) income before income taxes	(136)	(2,269)	220
Income tax benefit (expense)	22	91	(47)
Net (loss) income	(114)	(2,178)	173
Less: Net loss attributable to noncontrolling interests	3	4	3
Net (loss) income attributable to Sprint Corporation	$(111)	$(2,174)	$176

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.53)	$0.04
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.53)	$0.04
Basic weighted average common shares outstanding	4,087	4,080	4,010
Diluted weighted average common shares outstanding	4,087	4,080	4,061

Effective tax rate	16.2%	4.0%	21.4%

NON-GAAP RECONCILIATION - NET (LOSS) INCOME TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Net (loss) income	$(114)	$(2,178)	$173
Income tax (benefit) expense	(22)	(91)	47
(Loss) income before income taxes	(136)	(2,269)	220
Other income, net	(28)	(34)	(42)
Interest expense	619	629	637
Operating income (loss)	455	(1,674)	815
Depreciation - network and other	1,120	1,113	1,023
Depreciation - equipment rentals	1,029	1,084	1,136
Amortization	118	133	171
EBITDA* (2)	2,722	656	3,145
Asset impairments (3)	210	—	—
Loss from asset dispositions, exchanges, and other, net (4)	—	304	—
Severance and exit costs (5)	27	22	8
Contract terminations costs (6)	—	—	34
Merger costs (7)	83	130	93
Litigation expenses and other contingencies (8)	—	24	—
Goodwill impairment (1)	—	2,000	—
Adjusted EBITDA* (2)	$3,042	$3,136	$3,280

Adjusted EBITDA margin*	54.7%	55.4%	57.1%

Selected items:
Cash paid for capital expenditures - network and other	$1,189	$1,149	$1,132
Cash paid for capital expenditures - leased devices	$1,516	$1,702	$1,817

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Net operating revenues
Service revenue
Postpaid	$4,199	$4,231	$4,188
Prepaid	843	886	982
Wholesale, affiliate and other	280	292	290
Total service revenue	5,322	5,409	5,460

Equipment sales	1,220	1,426	1,173
Equipment rentals	1,359	1,359	1,212
Total net operating revenues	7,901	8,194	7,845

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,519	1,462	1,429
Cost of equipment sales	1,341	1,561	1,270
Cost of equipment rentals (exclusive of depreciation below)	225	186	124
Selling, general and administrative	1,779	1,854	1,704
Depreciation - network and other	1,070	1,064	972
Depreciation - equipment rentals	1,029	1,084	1,136
Amortization	118	133	171
Other, net	230	349	37
Total net operating expenses	7,311	7,693	6,843
Operating income	$590	$501	$1,002

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Operating income	$590	$501	$1,002
Asset impairments (3)	203	—	—
Loss from asset dispositions, exchanges, and other, net (4)	—	304	—
Severance and exit costs (5)	27	21	3
Contract terminations costs (6)	—	—	34
Litigation expenses and other contingencies (8)	—	24	—
Depreciation - network and other	1,070	1,064	972
Depreciation - equipment rentals	1,029	1,084	1,136
Amortization	118	133	171
Adjusted EBITDA* (2)	$3,037	$3,131	$3,318

Adjusted EBITDA margin*	57.1%	57.9%	60.8%

Selected items:
Cash paid for capital expenditures - network and other	$1,027	$973	$1,019
Cash paid for capital expenditures - leased devices	$1,516	$1,702	$1,817

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Net operating revenues	$307	$314	$338

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	262	255	311
Selling, general and administrative	45	50	69
Depreciation and amortization	47	46	49
Other, net	7	1	5
Total net operating expenses	361	352	434
Operating loss	$(54)	$(38)	$(96)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Operating loss	$(54)	$(38)	$(96)
Asset impairments (3)	7	—	—
Severance and exit costs (5)	—	1	5
Depreciation and amortization	47	46	49
Adjusted EBITDA*	$—	$9	$(42)

Adjusted EBITDA margin*	0.0%	2.9%	-12.4%

Selected items:
Cash paid for capital expenditures - network and other	$28	$72	$51

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18
Operating activities
Net (loss) income	$(114)	$(2,178)	$173
Goodwill impairment (1)	—	2,000	—
Asset impairments (3)	210	—	—
Depreciation and amortization	2,267	2,330	2,330
Provision for losses on accounts receivable	117	116	57
Share-based and long-term incentive compensation expense	35	31	40
Deferred income tax (expense) benefit	(33)	(110)	39
Amortization of long-term debt premiums, net	(16)	(18)	(33)
Loss on disposal of property, plant and equipment	225	493	124
Litigation and other contingencies	—	24	—
Deferred purchase price from sale of receivables	—	—	(170)
Other changes in assets and liabilities:
Accounts and notes receivable	(121)	(215)	273
Inventories and other current assets	456	31	421
Operating lease right-of-use assets	414	—	—
Accounts payable and other current liabilities	(660)	388	(766)
Current and long-term operating lease liabilities	(460)	—	—
Non-current assets and liabilities, net	(136)	(127)	(197)
Other, net	60	82	139
Net cash provided by operating activities	2,244	2,847	2,430

Investing activities
Capital expenditures - network and other	(1,189)	(1,149)	(1,132)
Capital expenditures - leased devices	(1,516)	(1,702)	(1,817)
Expenditures relating to FCC licenses	(9)	(18)	(59)
Change in short-term investments, net	67	565	(1,654)
Proceeds from sales of assets and FCC licenses	182	175	133
Proceeds from deferred purchase price from sale of receivables	—	—	170
Other, net	(3)	17	(10)
Net cash used in investing activities	(2,468)	(2,112)	(4,369)

Financing activities
Proceeds from debt and financings	1,061	2,891	1,370
Repayments of debt, financing and finance lease obligations	(2,919)	(2,827)	(1,415)
Debt financing costs	(12)	(35)	(248)
Proceeds from issuance of common stock, net	(17)	10	(2)
Other, net	—	4	—
Net cash (used in) provided by financing activities	(1,887)	43	(295)

Net (decrease) increase in cash, cash equivalents and restricted cash	(2,111)	778	(2,234)

Cash, cash equivalents and restricted cash, beginning of period	7,063	6,285	6,659
Cash, cash equivalents and restricted cash, end of period	$4,952	$7,063	$4,425

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date
	6/30/19	3/31/19	6/30/18

Net cash provided by operating activities	$2,244	$2,847	$2,430

Capital expenditures - network and other	(1,189)	(1,149)	(1,132)
Capital expenditures - leased devices	(1,516)	(1,702)	(1,817)
Expenditures relating to FCC licenses, net	(9)	(18)	(59)
Proceeds from sales of assets and FCC licenses	182	175	133
Proceeds from deferred purchase price from sale of receivables	—	—	170
Other investing activities, net	—	25	(3)
Free cash flow*	$(288)	$178	$(278)
Net proceeds (repayments) of financings related to devices and receivables	230	(717)	286
Adjusted free cash flow*	$(58)	$(539)	$8

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	6/30/19	3/31/19
ASSETS
Current assets
Cash and cash equivalents	$4,869	$6,982
Short-term investments	—	67
Accounts and notes receivable, net	3,558	3,554
Device and accessory inventory	726	999
Prepaid expenses and other current assets	1,436	1,289
Total current assets	10,589	12,891

Property, plant and equipment, net	20,556	21,201
Costs to acquire a customer contract	1,631	1,559
Operating lease right-of-use assets	7,054	—
Goodwill	4,598	4,598
FCC licenses and other	41,474	41,465
Definite-lived intangible assets, net	1,525	1,769
Other assets	1,119	1,118
Total assets	$88,546	$84,601

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,672	$3,961
Accrued expenses and other current liabilities	3,048	3,597
Current operating lease liabilities	1,680	—
Current portion of long-term debt, financing and finance lease obligations	2,889	4,557
Total current liabilities	11,289	12,115

Long-term debt, financing and finance lease obligations	35,073	35,366
Long-term operating lease liabilities	5,913	—
Deferred tax liabilities	7,563	7,556
Other liabilities	2,540	3,437
Total liabilities	62,378	58,474

Stockholders' equity
Common stock	41	41
Treasury shares, at cost	(2)	—
Paid-in capital	28,323	28,306
Accumulated deficit	(1,832)	(1,883)
Accumulated other comprehensive loss	(414)	(392)
Total stockholders' equity	26,116	26,072
Noncontrolling interests	52	55
Total equity	26,168	26,127
Total liabilities and equity	$88,546	$84,601

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	6/30/19	3/31/19

Total debt	$37,962	$39,923
Less: Cash and cash equivalents	(4,869)	(6,982)
Less: Short-term investments	—	(67)
Net debt*	$33,093	$32,874

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		6/30/19
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	1,968
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,838
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		5,906

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		6,080

Sprint Capital Corporation
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		4,475

Credit facilities
PRWireless secured term loan	06/28/2020	200
Secured equipment credit facilities	2020 - 2022	556
Secured term loans due 2024	02/03/2024	5,900
Credit facilities		6,656

Accounts receivable facility	2021	2,837

Finance leases and other obligations	2019 - 2026	407
Total principal		38,361

Net premiums and debt financing costs		(399)
Total debt		$37,962

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As a result of our annual goodwill impairment assessment, we recorded a non-cash goodwill impairment charge of $2 billion during the fourth quarter of fiscal year 2018. The substantial portion of this impairment charge is not taxable as goodwill is generally not separately deductible for tax purposes.

(2)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidy model, we recognize revenue from the sale of devices as equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three month period ended June 30, 2019, we leased devices through our Sprint direct channels totaling approximately $1,020 million, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact in our indirect channels from the time value of money element related to the imputed interest on the installment receivable.

(3)	During the first quarter of fiscal year 2019, the company recorded non-cash asset impairments primarily related to the sale and leaseback of our Overland Park, Kansas campus.

(4)
During the fourth quarter of fiscal year 2018, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans.

(5)
During the first quarter of fiscal year 2019 and fourth and first quarters of fiscal year 2018, severance and exit costs consist of exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(6)
During the first quarter of fiscal year 2018, contract termination costs are primarily due to the purchase of certain leased spectrum assets, which upon termination of the spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances.

(7)
During the first quarter of fiscal year 2019 and fourth and first quarters of fiscal year 2018, we recorded merger costs of $83 million, $130 million and $93 million, respectively, due to the proposed Business Combination Agreement with T-Mobile.

(8)	During the fourth quarter of fiscal year 2018, litigation expenses and other contingencies consist of unfavorable developments associated with legal matters.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services such as 5G; efficiencies and cost savings of new technologies and services; customer and network usage; subscriber additions and churn rates; service, speed, capacity, coverage and quality; availability of devices; availability of various financings; and the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.3 million connections as of June 30, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching a 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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